Exhibit 5.1

January 29, 2015

SVB Financial Group

3003 Tasman Drive

Santa Clara, CA 95054-1191

Re: SVB Financial Group—Registration of $350,000,000 of its 3.50% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as special counsel to SVB Financial Group, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on January 22, 2015 of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), that is automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to the proposed issuance and sale, from time to time, by the Company of Senior Debt Securities issuable pursuant to an Indenture dated as of September 20, 2010 and an officers’ certificate pursuant thereto (as such indenture may be supplemented from time to time, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), with an indeterminate aggregate principal amount as may at various times be issued at indeterminate prices in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. Pursuant to the prospectus and prospectus supplement, which comprise part of the Registration Statement, the Company may offer and sell the Senior Debt Securities from time to time or on a continuous basis.

Pursuant to the Registration Statement, the Company has registered under the Securities Act $350,000,000 of its 3.50% Senior Notes due 2025 in the form set forth on Exhibit 4.2 to the Company’s Form 8-K, such Form 8-K to be dated on or about January 29, 2015 (the “Senior Notes”). The Senior Notes have been issued pursuant to the Indenture and an officers’ certificate pursuant to the Indenture, executed and delivered by the Company, setting forth the terms of the Senior Notes. The Senior Notes are to be sold pursuant to that certain Underwriting Agreement, dated as of January 26, 2015 (the “Underwriting Agreement”), among the Company, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives for the Underwriters listed on Schedule 1 thereto (collectively, the “Underwriters”).

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated January 22, 2015, together with the documents incorporated by reference therein, filed with the Registration Statement relating to the Offering of the Senior Notes (the “Base Prospectus”); the related preliminary prospectus supplement, dated January 26, 2015, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Senior Notes; the final prospectus supplement, dated January 26, 2015, in the form filed with Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Senior Notes (the “Prospectus Supplement”); the Indenture and the Senior Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed (i) the

SVB Financial Group

January 29, 2015

authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the Senior Notes have been duly authorized and validly executed and delivered by the Company and the Trustee; and (iv) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the State of New York as to the enforceability of the Debt Securities and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinions as to the DGCL are based solely on a review of the official statutes of the state of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.

Our opinion is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences;

(b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether such enforceability is considered in a proceeding in equity or at law.

Based on such examination, we are of the opinion that the Senior Notes are valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation